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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*


                             OBJECT DESIGN, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  COMMON
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               674416-10-2
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 4 pages

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CUSIP No. 674416-10-2                                     Page  2  of  4  Pages
          -----------                                          ---    ---

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 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification No. of above persons (entities only).

          International Business Machines Corporation
          EIN No. 13-0871985
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,138,746
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       N/A
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,138,746
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    N/A
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     3,138,746
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
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                            SCHEDULE 13G FILED ON
              BEHALF OF INTERNATIONAL BUSINESS MACHINES CORPORATION
                        REGARDING OBJECT DESIGN, INC.

ITEM 1.

    (a)   Name of Issuer:
               Object Design, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices:
               25 Mall Road
               Burlington, MA  01803-4194
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing:
               International Business Machines Corporation
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office:
               New Orchard Road
               Armonk, NY  10504
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    (c)   Citizenship:
               New York, USA
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    (d)   Title of Class of Securities:
               Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number:
               674416-10-2
          ---------------------------------------------------------------------

ITEM 3.  NOT APPLICABLE

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
          3,138,746 Common Shares
    ---------------------------------------------------------------------------

    (b) Percent of class:
          11.2%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) sole power to vote or to direct the vote
                    3,138,746
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                    N/A
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        (iii) sole power to dispose or to direct the disposition of
                    3,138,746
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         (iv) shared power to dispose or to direct the disposition of
                    N/A
              -----------------------------------------------------------------


ITEM 5.  NOT APPLICABLE


ITEM 6.  NOT APPLICABLE


ITEM 7.  NOT APPLICABLE


ITEM 8.  NOT APPLICABLE


ITEM 9.  NOT APPLICABLE


ITEM 10. SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 15, 1999
                                       ----------------------------------------
                                                         Date

                                                 /s/ Andrew Bonzani
                                       ----------------------------------------
                                                      Signature


                                       Name:  Andrew Bonzani
                                       Title: Assistant Secretary and
                                              Senior Counsel